Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Alan J. Hyatt
President
Email: ahyatt@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces Full Redemption of all TARP Preferred Stock

Annapolis, MD (September 8, 2016) – Severn Bancorp, Inc., (Nasdaq: SVBI) (the “Company”) parent company of Severn Savings Bank, FSB (“Severn”), announced the redemption of the remaining portion of the 23,393 original shares of preferred stock sold in 2008 to the U.S. Department of the Treasury (the  “TARP Shares”), now owned by third parties.  The TARP Shares have a dividend rate of 9% per annum.  The Company previously redeemed 10,000 TARP Shares on May 16, 2016, leaving 13,393 of those shares outstanding. On September 8, 2016 the Company paid $13.4 million to redeem the remaining 13,393 TARP Shares. After this redemption the Company will have fully repaid all of its TARP obligations.

Alan J. Hyatt, President and Chief Executive Officer commented, “We are pleased to announce the full redemption of the TARP Shares. This redemption eliminated and fully repaid the securities issued under the U.S. Department of Treasury’s TARP program. Going forward, this will reduce our cost of funds and further add to the financial strength of the Company.” He continued, “Our capital ratios after the redemption exceed requirements for well capitalized banks, leaving Severn well poised for further growth.”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $794 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland, and another branch under construction in Severna Park, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in the Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.